Certain portions of this exhibit have been omitted and filed separately with the United States Securities and Exchange Commission pursuant to a request for confidential treatment. The omitted portions have been replaced by an * enclosed by brackets ([*]).


                        SETTLEMENT AND RELEASE OF CLAIMS

THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS (the "Agreement") is entered into this 2nd day of February, 2001, between Telular, Inc., a Delaware corporation, with offices at 647 North Lakeview Parkway, Vernon Hills, IL ("Telular") and Motorola Inc, a Delaware corporation with offices at 1475 West Shure Drive, Arlington Heights, IL ("Motorola"). Telular and Motorola may be referred to individually as "Party" and collectively as "Parties".

WHEREAS, Telular and Motorola executed a Cross-Licensing Agreement dated March 23, 1990 (the "Cross-Licensing Agreement"); and

WHEREAS, Telular and Motorola executed an Option Agreement dated November 10, 1995 (the "Option Agreement"); and

WHEREAS, Telular and Motorola executed an OEM Equipment Purchase Agreement for WAFU dated April 30, 1999 and related amendments thereto (the "OEM Agreement"); and

WHEREAS, Telular and Motorola executed Amendment No. 2 to Option Agreement dated April 30, 1999 ("Amendment No. 2"), and

WHEREAS, Telular and Motorola desire to terminate the OEM Agreement and settle all matters related to the termination of the OEM Agreement and their business relationship to date.

NOW, THEREFORE, in consideration of the following agreements, Motorola and Telular agree as follows:

1. Motorola shall waive its option to sub-license Telular Patents under
Section 1 of the Option Agreement.

2. Upon execution of this Agreement, Motorola shall pay Telular $ 5,000,000 (five million dollars). Also upon execution of this Agreement, Telular shall pay its outstanding receivable balance as of December 31, 2000, of $2,573,312.50 (two million, five hundred and seventy-three thousand, three hundred and twelve dollars and fifty cents) to Motorola.

3. For purposes of this Agreement, Fixed Wireless Terminal Units shall be defined as cellular telephone transceivers that have a telephone jack that provides a loop-dial tip and ring interface to a standard landline telephone set.

4. Motorola shall cancel factory orders 1900-1000-34478 thru 34503, placed under purchase order no. 220008543 for 2600 Fixed Wireless Terminal
Units, part no. ST1001B. Motorola shall forgive any restocking fee otherwise payable by Telular.

5. Telular shall waive the rights to any unpaid royalties for Fixed Wireless Terminal Units sold or otherwise disposed of prior to the execution of this Agreement. Telular shall also waive any rights to royalties for the first [*] Fixed Wireless Terminal Units sold or otherwise disposed of subsequent to the execution of this Agreement. Motorola shall pay Telular a royalty of [*] on each Fixed Wireless Terminal Unit sold or otherwise disposed of in excess of [*] subsequent to the execution of this Agreement under the otherwise applicable terms of the Option Agreement. Except as otherwise stated in this Agreement, Motorola shall continue to pay Telular any other royalties otherwise due.

6. Motorola will honor any warranty obligations for Fixed Wireless Terminal Units sold to Telular prior to the execution of this Agreement.

7. If Telular attempts to place an order with Motorola subsequent to the execution of this Agreement, Motorola shall have absolute discretion in determining whether to accept the order. Should Motorola choose to accept and fill the order, any Fixed Wireless Terminal Units delivered shall have no warranty. With respect to Motorola's warranty obligations on post-Agreement sales to Telular, nothing in any pre-printed order forms or other documentation shall take precedence over this Agreement unless specified in writing and signed by both parties.

8. The Cross-License Agreement is not affected by the terms of this Agreement.

EXCEPT as stated in this Agreement, all obligations and duties of either Party under, arising out of or relating to the OEM Agreement are hereby terminated. Except for the obligations set forth in this Agreement and any confidentiality obligations of either Party, each Party shall release the other Party (and it's officers, directors, employees, agents, shareholders, affiliates, predecessors, successors, and assigns) for any and all past, present and future claims, demands, liabilities and obligations, known or unknown under, arising out of, or relating to (i) the OEM Agreement, (ii) rights and obligations related to Fixed Wireless Terminal Units in the Option Agreement and (iii) the parties' general business relationship as it relates to Fixed Wireless Terminal Units.

THIS Agreement is the full, final settlement and compromise of all disputed claims under, arising out of, or related to (i) the OEM Agreement, (ii) rights and obligations related to Fixed Wireless Terminal Units in the Option Agreement and (iii) the parties' general business relationship as it relates to Fixed Wireless Terminal Units. The Parties agree that neither will initiate any claims, litigation, lawsuit or legal action of any kind, whether at law or equity, or any other form of dispute resolution, under, arising out of or relating to (i) the OEM Agreement, (ii) rights and obligations related to Fixed Wireless Terminal Units in the Option Agreement and (iii) the parties' general business relationship as it relates to Fixed Wireless Terminal Units, except as may be necessary to enforce this Agreement.

EACH of the undersigned Parties represents that this Agreement recites the complete consideration for the agreement of the Parties and that all understandings between the Parties have been expressly incorporated herein. This Agreement supersedes all prior agreements or understandings between the Parties of whatever kind, whether oral or written except for the Option Agreement as modified by this Agreement's terms.

EACH Party agrees that the terms and provisions of this Agreement are proprietary, and subject to applicable provisions of law. Each Party shall keep and hold any information about this Agreement's terms and provisions in strict confidence.

THIS Agreement shall be governed and construed in accordance with the laws of the State of Illinois, USA.

IN WITNESS WHEREOF, the undersigned have executed this document, which is effective on the date stated on the first line.

MOTOROLA, INC.						TELULAR, INC.

Date:   February 5, 2001                        Date:   February 2, 2001

By:     /s/ Charles F. Wright                   By:     /s/ Kenneth E. Millard

Its:    Senior Vice President &                 Its:    President &
        General Manager Telecom                         Chief Executive Officer
        Carrier Solutions Group -
        North America

Page 3 of 3
12/12/00